Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Patrick J. Connolly
3250 Van Ness Avenue	EVP, Chief Strategy and Business
San Francisco, CA 94109	Development Officer
(415) 616-8746

Williams-Sonoma, Inc. Announces Election of

Sabrina Simmons to Board of Directors

San Francisco, CA, January 28, 2015 – Williams-Sonoma, Inc. (NYSE: WSM) announced today that Sabrina Simmons has been elected to its Board of Directors.

“We are excited to have Sabrina join our Board and the Audit and Finance Committee,” said Adrian Bellamy, Chairman of the Board of Directors of Williams-Sonoma, Inc. “She brings retail and financial expertise that we believe will help shape the success of our company.”

Laura Alber, President and Chief Executive Officer, joined Mr. Bellamy in welcoming Ms. Simmons to the Board. “Sabrina is a widely respected leader in retail, and we believe she will add great value to our Board,” she said. “We are thrilled she is joining us.”

Ms. Simmons has served as Executive Vice President, Chief Financial Officer, of Gap Inc. since January 2008. In this role she oversees all global financial functions, including corporate and brand financial planning and analysis, treasury, risk management, tax, investor relations, controllership, the corporate shared service centers, loss prevention, corporate facilities, and internal audit. Ms. Simmons joined Gap Inc. in 2001, and prior to her current position, she held positions of increasing responsibility from vice president and treasurer to executive vice president.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products, representing eight distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, West Elm, PBteen, Williams-Sonoma Home, Rejuvenation, and Mark and Graham – are marketed through e-commerce websites, direct mail catalogs and 603 stores. Williams-Sonoma, Inc. currently operates in the United States, Canada, Australia and the United Kingdom, offers international shipping to customers worldwide, and has unaffiliated franchisees that operate stores in the Middle East and the Philippines.